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CUSIP No. 879101103                SCHEDULE 13G           Page  11 of 11 Pages

                                    EXHIBIT 2


The Reporting Persons are identified below:

Natinco, S.A. is a private investment company organized under the laws of Luxembourg.

Stirling Trustees Limited is a company organized under the laws of Jersey and the Natinec Trust is a trust organized under the laws of Jersey.